EXHIBIT 15

Letter from Ernst & Young LLP Regarding Unaudited Interim Financial Information

The Stockholders and Board of Directors of First Data Corporation

We are aware of the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-125588, 333-101883, 333-90180, 333-90182, 333-66368, 33-47234, 33-48578, 33-82826, 33-87338, 33-90992, 33-62921, 33-98724, 33-99882, 333-09017, 333-09031, 333-28857, 333-68689, 333-81691, 333-85715, 333-90719 and 333-93703; Form S-3 No. 333-120214; and Form S-4 Nos. 333-15497 and 333-105432) of First Data Corporation of our report dated August 7, 2007 relating to the unaudited consolidated interim financial statements of First Data Corporation that are included in its Form 10-Q for the quarter ended June 30, 2007.

/s/ Ernst & Young LLP

Denver, Colorado

August 7, 2007